EXHIBIT 99.1
PLASMATECH BIOPHARMACEUTICALS CLOSES $10 MILLION FINANCING Proceeds To Support Clinical Development Of Gene & Cell Therapy Programs In Inherited COPD and Sanfilippo Syndromes (MPS IIIA & MPS IIIB)
Dallas, TX and New York, NY, May 11, 2015 -- PlasmaTech Biopharmaceuticals, Inc. (“PlasmaTech” or the “Company”), (Nasdaq: PTBI), a biopharmaceutical company focused on advancing cell therapy and gene therapy for rare diseases, announced today that it closed the previously announced equity financing of $10 million of common stock at a price of $8.00 per share, or 1,250,000 shares, and warrants to purchase 625,000 shares of common stock. The warrants have an exercise price of $10.00 per share and are exercisable for 30 months from the closing date. Proceeds from the financing will be used to support continued development of its programs in orphan diseases, potential expansion of its portfolio in other rare disease programs, working capital and general corporate purposes.

“We believe the interest from the investment community, as reflected by this financing, validates our strategic focus on cell and gene therapies in rare diseases,” stated Steven H. Rouhandeh, PlasmaTech’s Executive Chairman. “Last week’s announcement of the entry into an agreement to acquire  Abeona Therapeutics, and its critically important programs in Sanfilippo Syndrome, is indicative of our plan to be a leader in rare disease therapies. While the financing was not necessary in order for the Company to complete the acquisition of Abeona, the financing will enable us to accelerate our efforts on multiple fronts, including the manufacturing of clinical material to support Abeona’s programs, expansion in our efforts to identify orphan proteins made viable by our SDF process, and the in-licensing of complementary and synergistic programs in cell and gene therapies.”  The closing of the Abeona acquisition is subject to customary closing conditions.

“Access to capital was one of many strategic drivers that led Abeona, and its supportive Sanfilippo Foundation partners, to commit to building our future together with PlasmaTech Bio,” stated Tim Miller, Ph.D., President & CEO of Abeona, and prospective CEO of the combined companies upon closing of the transaction. “This financing will enable the Company to accelerate development of a comprehensive product pipeline in the rare disease space. Again, I want to thank Abeona’s supporting foundations, patient advocates, and our new investor, all of whom have demonstrated that their voices, and their financial support, are critical to the development of new therapies in rare diseases.”

H.C. Wainwright & Co. acted as the exclusive placement agent for the transaction.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock and shares issuable upon exercise of the warrants within 30 days of the closing date.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About PlasmaTech: PlasmaTech is a biopharmaceutical company focused on advancing cell therapy and gene therapy for rare diseases. With its recently announced acquisition, PlasmaTech is pursuing a gene therapy for Sanfilippo Syndrome (MPS IIIA and IIIB) in collaboration with patient advocate groups, researchers and clinicians. Clinical trials for Sanfilippo types A and B are anticipated to begin in mid-2015. In addition, the company is pursuing two additional proprietary platforms, Salt Diafiltration (SDF™) Process and Polymer Hydrogel Technology (PHT™), PlasmaTech is active in the development and commercialization of human plasma-derived therapeutics, including its proprietary alpha-1 protease inhibitor, SDF Alpha™. The company has developed a robust product pipeline that includes two commercial stage products, MuGard® and ProctiGard™, with additional follow-on products in development. For more information, visit www.plasmatechbio.com and www.abeonatherapeutics.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include, without limitation, those relating to: the Company's proposed acquisition of Abeona which is subject to customary closing conditions, anticipated acceleration in the development and internationalization of clinical programs, information regarding the future performance of the combined company, the outlook on medical needs, future pipeline expectations, management plans for the Company, the anticipated closing of the transaction, and general business outlook. These statements are subject to numerous risks and uncertainties, including but not limited the satisfaction of closing conditions for the transaction, the parties' ability to successfully integrate and operate the new company, and achieve expected synergies and other benefits; the impact of competition; the ability to develop products and technologies; the ability to achieve or obtain necessary regulatory approvals; the impact of changes in the financial markets and global economic conditions; and other risks as may be detailed from time to time in the Company's Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.

Contact:
Company and Media
Andre'a Lucca
Director of Communications
PlasmaTech Biopharmaceuticals, Inc.
212-786-6208
alucca@plasmatechbio.com